Exhibit 3.1

PLYMOUTH INDUSTRIAL OP, LP

CERTIFICATE OF DESIGNATIONS
ESTABLISHING AND FIXING THE RIGHTS, LIMITATIONS AND PREFERENCES OF
SERIES C CUMULATIVE PERPETUAL PREFERRED UNITS

Reference is made to the Amended and Restated Agreement of Limited Partnership, dated as of July 1, 2014 (the “Partnership Agreement”), of Plymouth Industrial OP, LP, a Delaware limited partnership (the “Partnership”), of which this Certificate of Designations (this “Certificate”) shall become a part. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the main part of the Partnership Agreement. Section references are (unless otherwise specified) references to sections in this Certificate.

WHEREAS, Section 4.02(a)(i) of the main part of the Partnership Agreement authorizes the General Partner, without the approval of any Limited Partners, to cause the Partnership to issue one or more classes or series additional Partnership Interests in the form of Partnership Units for any Partnership purpose, at any time or from time to time, with such designations, preferences and relative participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests and other such terms and conditions as shall be established and determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner;

WHEREAS, Section 11.01 of the main part of the Partnership Agreement permits the General Partner, without the consent of the Limited Partners, to amend the Partnership Agreement; and

WHEREAS, Plymouth Industrial REIT, Inc., a Maryland corporation (the “Corporation”), in its capacity as General Partner of the Partnership, desires by this Certificate to so designate a new class and series of preferred Partnership Units of the Partnership as set forth herein and, in connection therewith, amend the Partnership Agreement as of the date set forth on the signature page hereto (the “Closing Date”), and, in its own right and on its own behalf desires to agree to the agreements, covenants, restrictions and other limitations set forth herein.

NOW, THEREFORE, the General Partner has set forth in this Certificate the following description of the preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of a class and series of Partnership Interest to be represented by Partnership Units as set forth herein:

1.             Designation of Series and Number of Units. A series of preferred Partnership Units is hereby established and designated as “Series C Cumulative Perpetual Preferred Units” (the “Series C Preferred Units”), and the authorized number of units that shall constitute such series shall be 500,000, which may be decreased (but not below the number of units of Series C Preferred Units then issued and outstanding or reserved for issuance) from time to time by the General Partner.

2.             Ranking. Notwithstanding anything to the contrary in the main part of the Partnership Agreement, including any amendments made thereto after the date hereof, with respect to return on capital contributions, distributions or other rights or preferences as to any Partnership Interests, the Series C Preferred Units will rank, with respect to the payment of dividends, distributions (including, for the avoidance of doubt, with respect to any payment in respect of the GP Minimum Return or any LP Return) or other amounts distributable upon liquidation, dissolution or winding-up or the Partnership or the Corporation, (a) on a parity with each other class or series of Partnership Units that the Partnership may issue in the future, or capital stock the Corporation may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Units as to dividend and distribution rights and rights on liquidation, winding up or dissolution of the Partnership or the Corporation, as applicable (collectively, “Parity Securities,” which term excludes the Series C Preferred Units) and (b) senior to all other Partnership Units, the Common Stock and each other class or series of Partnership Units that the Partnership may issue in the future, or capital stock the Corporation may issue in the future, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Units as to dividend and distribution rights and rights on liquidation, winding-up or dissolution of the Partnership or the Corporation, as applicable (such Partnership Units, the Common Stock and each such other class or series of equity interest or capital stock referred to in this clause (b), collectively, “Junior Securities”).

3.             Definitions. As used herein with respect to the Series C Preferred Units:

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Strike Price” has the meaning set forth in the Warrant Agreement.

“Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

“Board of Directors” means the Corporation’s board of directors or a committee of such board of directors duly authorized to act on behalf of such board.

“Bylaws” means the Second Amended and Restated Bylaws of the Corporation as in effect on the date hereof, as the same may hereafter be amended from time to time.

“Capital Lease” means any lease that is classified as a capital, direct financing, or direct financing arrangement lease for GAAP presentation; provided that no lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Financial Accounting Standards Board Accounting Standard Update 2016 02, Leases (Topic 842), issued in February 2016 (or any other changes in GAAP subsequent to the date hereof) be considered a Capital Lease for purposes of this Certificate (and shall not constitute a Capital Lease hereunder).

“Cash Distribution Rate” means a rate per annum, accruing daily and compounding monthly, equal to: (i) from the Original Issue Date until and excluding the date that is the fifth anniversary of the Original Issue Date, 4.0%; (ii) from and including the date that is the fifth anniversary of the Original Issue Date until and excluding the date that is the seventh anniversary of the Original Issue Date, 8.0%; and (iii) from, including and after the date that is the seventh anniversary of the Original Issue Date, 12.0%, in each case, as may be adjusted pursuant to Section 11.

“Cash Distributions” has the meaning set forth in Section 4(a).

“Certificate” has the meaning set forth in the Recitals hereto.

“Charter” means the Second Articles of Amendment and Restatement of the Corporation, as amended and in effect on the date hereof, as it may hereafter be amended, modified or supplemented from time to time.

“close of business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Consolidated Adjusted EBITDA” means, with respect to the Corporation and its Subsidiaries on a consolidated basis for any period, (A) Consolidated Net Income plus, without duplication and to the extent such amounts in clauses (i) through (v) reduced Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, and (v) non-cash expenses or losses, minus, to the extent such amounts in clauses (1) through (3) increased Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from tax expense), and (3) any non-cash income or gain, all calculated for the Corporation and its Subsidiaries in accordance with GAAP on a consolidated basis; plus (B) the Corporation’s and its Subsidiaries’ aggregate ownership percentage of all Consolidated Adjusted EBITDA from Unconsolidated Affiliates (without duplication of this clause (B)).

“Consolidated Fixed Charges” means, with respect to the Corporation and its Subsidiaries on a consolidated basis for any period, an amount equal to (i) Consolidated Interest Expense for the most recently ended Test Period plus (ii) Consolidated Mandatory Amortization for such Test Period plus (iii) the cash value of all PIK Distributions, Cash Distributions and any other dividends or distributions accrued on any preferred securities of the Corporation or its Subsidiaries during such Test Period (including for the avoidance of doubt the Series C Preferred Units) plus (iv) the Corporation’s and its Subsidiaries’ aggregate ownership percentage of all Consolidated Fixed Charges from Unconsolidated Affiliates (without duplication of this clause (iv)), plus (v) the ground lease payments during such Test Period to the extent not otherwise included.

“Consolidated Interest Expense” means, for any period, the interest expense (including without limitation interest expense under Capital Leases that is treated as interest in accordance with GAAP) of the Corporation and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Corporation and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Mandatory Amortization” means, with respect to the Corporation and its Subsidiaries on a consolidated basis for any period, all scheduled principal amortization payments (excluding balloon payments at maturity) required to be made during such period by the Corporation and its Subsidiaries.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Corporation and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Corporation or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Corporation or any wholly-owned Subsidiary of the Corporation.

“Consolidated Total Debt” means, as to the Corporation and its Subsidiaries at any date of determination, (A) the sum of the aggregate principal amount of all Indebtedness as of such date and the aggregate amount of the Stated Value plus all accrued and unpaid distributions (including Accrued Distributions) on all Series C Preferred Units as of such date plus (B) the Corporation’s and its Subsidiaries’ aggregate ownership percentage of all Consolidated Total Debt from Unconsolidated Affiliates (without duplication of this clause (B)).

“Corporation” has the meaning set forth in the Recitals hereto.

“Distribution Payment Date” has the meaning set forth in Section 4(b).

“Distribution Period” has the meaning set forth in Section 4(b).

“Effective Date” means the date on which the relevant Fundamental Change becomes effective.

“Excepted Person” means Isosceles Investments, LLC, a Delaware limited liability company, and each of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Exercise Date” has the meaning set forth in the Warrant Agreement.

“Exercise Notice” has the meaning set forth in the Warrant Agreement.

“Fixed Charge Coverage Ratio” means with respect to any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently ended Test Period to (b) Consolidated Fixed Charges for such Test Period.

“Fundamental Change” means the occurrence of any of the following:

(i)             a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than (x) any Excepted Person or any “person” or “group” that includes an Excepted Person; (y) the Corporation and its Wholly Owned Subsidiaries; and (z) any employee benefit plan of the Corporation or its Wholly Owned Subsidiaries) files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of capital stock of the Corporation representing more than 50% of the total voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of the Corporation’s directors;

(ii)           consummation of any consolidation, merger or similar transaction involving the Partnership or the Corporation or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Partnership or the Corporation (in each case, including such party’s Subsidiaries, taken as a whole), to any Person other than one of the Partnership’s Subsidiaries or the Corporation’s Subsidiaries; provided, however, that any consolidation, merger or similar transaction involving the Partnership or the Corporation pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) all Partnership Units or classes of the Corporation’s common equity, as applicable, immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all Partnership Units or classes of common equity, as applicable, of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (ii); or

(iii)          shares of Common Stock are not listed for trading on the New York Stock Exchange or cease to be traded in contemplation of a delisting of such shares.

For the purposes of the preceding definition, any transaction or event described in both clause (i) and in clause (ii) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso).

“GAAP” means accounting principles generally accepted in the United States of America.

“General Partner” has the meaning set forth in the Recitals hereto.

“Holder” means the Person in whose name the Series C Preferred Units are registered or otherwise held.

“Indebtedness” means, as to any Person (including, without limitation, the Corporation, the Partnership, or any of their Subsidiaries) (i) all liabilities for borrowed money (including, without limitation, the incurrence by the Corporation or any Subsidiary of any mortgage or mezzanine financing or preferred equity investment or Indebtedness from any parent credit facility) or with respect to deposits or advances of any kind, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all liabilities for the deferred purchase price of property, assets, securities or services, including all earn-out payments, seller notes, and other similar payments (but only once such earn-out payment, seller note or other similar payment becomes a liability on the balance sheet in accordance with GAAP), excluding (A) trade accounts payable in the ordinary course of business and (B) expenses accrued in the ordinary course of business; (iii) all liabilities in respect of any Capital Lease or lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as Capital Leases; (iv) obligations pursuant to any Swap Agreements; (v) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing (but only including the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease); (vi) all obligations of such Person under Sale and Leaseback Transactions; and (vii) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing (in each case to the extent drawn), and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured.

“Investments” means, with respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.

“Issue Date” means the date of issuance of a share of Series C Preferred Units.

“Junior Securities” has the meaning set forth in Section 2.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidation Preference” means, for each Series C Preferred Unit, an amount of cash equal to the greater of (i) the Stated Value, plus all accrued and unpaid distributions (including Accrued Distributions) on such unit (whether or not authorized or declared) through but not including the applicable liquidation date, Redemption Date or other applicable measurement date, and (ii) the Minimum Amount.

“Minimum Amount” means, for each Series C Preferred Unit, an amount of cash equal to $1,350 less the aggregate amount of Cash Distributions actually paid in respect of such share after the Issue Date and through but not including the applicable liquidation date, Redemption Date or other applicable measurement date.

“Original Issue Date” means August 26, 2024.

“Parity Securities” has the meaning set forth in Section 2.

“Penalty Rate” has the meaning set forth in Section 11.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“PIK Distribution Rate” means a rate per annum, accruing daily and compounding monthly, equal to: (i) from the Original Issue Date until and excluding the date that is the fifth anniversary of the Original Issue Date, (a) 7.0% less (b) the applicable Cash Distribution Rate; (ii) from and including the date that is the fifth anniversary of the Original Issue Date until and excluding the date that is the seventh anniversary of the Original Issue Date, (a) the greater of (I) 12.0% and (II) SOFR (measured as of the fifth anniversary of the Original Issue Date) plus 650 basis points less (b) the applicable Cash Distribution Rate; and (iii) from, including and after the date that is the seventh anniversary of the Original Issue Date, (a) the greater of (I) 16.0% and (II) SOFR (measured as of the seventh anniversary of the Original Issue Date) plus 1,050 basis points less (b) the applicable Cash Distribution Rate; provided, however, that the term “Cash Distribution Rate” as used in this definition shall exclude any Penalty Rate applicable to the Cash Distribution Rate in effect at such time.

“PIK Distributions” has the meaning set forth in Section 4(a).

“Purchase Agreement” means that certain Securities Purchase Agreement, dated as of August 26, 2024, by and among the Partnership, the Corporation and Isosceles Investments, LLC.

“Qualified Cash” means unrestricted cash and cash equivalents of the Corporation and its Subsidiaries that is not subject to any Liens.

“Record Date” has the meaning set forth in Section 4(b).

“Redemption Date” has the meaning set forth in Section 7(c).

“Redemption Notice” has the meaning set forth in Section 7(c).

“Redemption Price” means the cash price at which any Series C Preferred Unit is redeemed, computed in accordance with Section 7(d).

“REIT” means a real estate investment trust pursuant to Sections 856 through 860 of the Code.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Senior Securities” means each other class or series of Partnership Units that the Partnership may issue in the future, or capital stock the Corporation may issue in the future, the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Units as to dividend and distribution rights and rights on liquidation, winding up or dissolution of the Partnership or the Corporation, as applicable.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator), as in effect as of the close of business on the applicable measurement date.

“Stated Value” means $1,000 per Series C Preferred Unit, subject to adjustment to preserve such value for unit splits, unit dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse unit splits or other similar events relating to the Series C Preferred Units after the Issue Date.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Corporation or its Subsidiaries shall be a Swap Agreement.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which quarterly or annual, as applicable, financial statements for the Corporation and its Subsidiaries have been delivered (or are required to have been delivered) or, if earlier, are internally available.

“Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) (i) Consolidated Total Debt outstanding as of the last day of the most recently ended Test Period minus (ii) Qualified Cash as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case of the Corporation and its Subsidiaries on a consolidated basis.

“Unconsolidated Affiliate” means, in respect of any Person, any other Person in whom such Person holds an Investment, (a) whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, and (b) which is not a Subsidiary of such first Person.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

“Warrant Agreement” means that certain Warrant Agreement, dated the Original Issue Date, among the Partnership, the Corporation and the holder named therein, relating to the Warrants.

“Warrants” means the warrants of the Partnership contemplated by the Purchase Agreement and issued pursuant to the Warrant Agreement.

4.             Distributions.

(a)             Generally. From and after the Issue Date, Holders shall be entitled to receive, on a cumulative basis, (i) distributions in the form of additional fully paid Series C Preferred Units (which may be fractional units) (the “PIK Distributions”) and (ii) distributions in the form of cash (the “Cash Distributions”), as set forth in this Section 4.

(b)            Distribution Payment Dates and Record Dates. PIK Distributions and Cash Distributions shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Distribution Payment Date”) commencing on the first Distribution Payment Date following the Issue Date. Each distribution will be payable to Holders of record as they appear in the unit register of the Partnership as of the close of business on the first day of the month, whether or not a Business Day, in which the relevant Distribution Payment Date occurs (each such first day, a “Record Date”). Each period from and including a Distribution Payment Date (or, for the first Distribution Period, the Issue Date) to, but excluding, the following Distribution Payment Date, is herein referred to as a “Distribution Period.”

(c)             Rate and Accrual of Distributions. PIK Distributions will be payable, for each outstanding Series C Preferred Unit, at a rate equal to the PIK Distribution Rate. Cash Distributions will be payable, for each outstanding Series C Preferred Unit, at a rate equal to the Cash Distribution Rate. Distributions on each Series C Preferred Unit shall accrue on the Stated Value thereof and on all unpaid distributions that have accrued and accumulated for all Distribution Periods ending prior to such date on such share pursuant to this Section 4(c), whether or not authorized or declared (the “Accrued Distributions”), on a daily basis and shall compound monthly from and including the Issue Date of such unit, whether or not authorized or declared and whether or not the Partnership has assets or Partnership Units, as applicable, legally available therefor. If the Partnership fails to pay a full PIK Distribution and declare and pay a full Cash Distribution on the Series C Preferred Units pursuant to this Section 4(c) on any Distribution Payment Date, then the amount of such unpaid distribution shall automatically be added to the amount of Accrued Distributions on such unit on the applicable Distribution Payment Date without any action on the part of the Partnership or any other person. The Partnership shall be entitled to declare and pay all or any part of the Accrued Distributions relating to distributions that were accrued but not paid in full on subsequent Distribution Payment Dates, and, following such payment, such Accrued Distributions shall no longer be deemed Accrued Distributions hereunder solely to the extent of such payment. Any distribution payment made on Series C Preferred Units shall first be credited against the earliest Accrued Distribution due with respect to such units which remains payable. Distributions payable for a Distribution Period will be computed on the basis of a 360-day year of twelve 30-day months. If a scheduled Distribution Payment Date falls on a day that is not a Business Day, (i) the PIK Distribution shall be deemed issued and delivered as of such Distribution Payment Date, and (ii) the Cash Distribution will be paid on the next Business Day with the same effect as if it were paid on the scheduled Distribution Payment Date, and no interest or other amount will accrue on such Cash Distribution for the period from and after that Distribution Payment Date to the date such distribution is paid. All distributions (whether in the form of Cash Distributions or PIK Distributions) shall be aggregated per Holder and, in the case of Cash Distribution, shall be made to the nearest cent (with $0.005 being rounded upward).

(d)            Cumulation of Distributions. Distributions on the Series C Preferred Units are cumulative. Distribution on each Series C Preferred Unit shall accrue in the manner provided in Section 4(c) from and after the Issue Date, whether or not declared, and whether or not there is sufficient cash of the Partnership legally available for the payment of Cash Distribution or Partnership Units available for the issuance of PIK Distributions.

(e)             Priority. So long as any Series C Preferred Unit remains outstanding, (i) no dividend or distribution shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities of the Partnership or the Corporation; and (ii) no Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Partnership or the Corporation, directly or indirectly, unless, in each case, full distributions on all outstanding Series C Preferred Units and Parity Securities for all prior completed Distribution Periods, if any, have been paid (or have been declared and a sum sufficient for the payment thereof has been set aside). So long as any Series C Preferred Unit remains outstanding, (i) no dividends or distributions shall be declared or paid or set aside for payment on any Parity Securities (other than the Series C Preferred Units) for any period; and (ii) no Parity Securities (other than the Series C Preferred Units) shall be purchased, redeemed or otherwise acquired for consideration by the Partnership or the Corporation, directly or indirectly (other than as a result of a reclassification of Parity Securities for or into Junior Securities or the exchange or conversion of Parity Securities for or into Junior Securities), unless, in each case, full distributions on all outstanding Series C Preferred Units for all prior completed Distribution Periods have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding Series C Preferred Units. To the extent the Partnership declares distributions on the Series C Preferred Units and on any Parity Securities but does not make full payment of such declared distributions, the Partnership shall allocate the distribution payments on a pro rata basis among the holders of the shares of Series C Preferred Units and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial distribution payments, the Partnership shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid distributions per Series C Preferred Unit and all Parity Securities (which, in the case of any such Parity Securities shall not include any accumulation in respect of unpaid distributions for past distribution periods if such Parity Securities do not have a cumulative distribution) bear to each other.

(f)             Method of Payment and Delivery of Distributions. Distributions shall be made to the Holders entitled thereto on each Distribution Payment Date as set forth in Section 4(b). PIK Distributions shall be payable in kind in fully paid Series C Preferred Units and shall be automatically credited to the account of the Holder entitled thereto without any further action required on the part of such Holder. Payments of Cash Distributions will be delivered to the Holder entitled thereto by wire transfer of immediately available funds to the account of such Holder provided in writing to the Partnership no later than the related Record Date.

(g)            Treatment of Distributions When the Redemption Date Occurs After a Record Date and on or Before the Related Distribution Payment Date. Notwithstanding anything to the contrary in this Certificate, if the Redemption Date for any Series C Preferred Unit to be redeemed is after the Record Date for any distribution (whether declared or otherwise due) and on or prior to the related Distribution Payment Date, then (i) the Holder of record of such share as of the close of business on such Record Date shall receive such distribution on or, at the Partnership’s election, before such Distribution Payment Date, notwithstanding such redemption; and (ii) the Redemption Price shall include any accrued distributions in respect of the Distribution Period corresponding to such distribution referred to in this Section 4(g).

5.             Liquidation. Notwithstanding anything to the contrary in the main part of the Partnership Agreement with respect to the return on capital contributions, distributions or other rights or preferences as to any Partnership Interests, including as to the liquidation, dissolution or winding up of the Partnership:

(a)             The Partnership shall not voluntarily commence any liquidation, dissolution or winding up without the consent of the Holders of Series C Preferred Units as set forth in Section 10 hereof.

(b)            In the event the Partnership voluntarily or involuntarily liquidates, dissolves or winds up, the Holders of Series C Preferred Units at the time shall be entitled to receive liquidating distributions in an amount equal to the Liquidation Preference of such Series C Preferred Units out of assets legally available for distribution, before any distribution of assets is made to the holders of any other Junior Securities of the Partnership. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Partnership in respect of such Series C Preferred Units.

(c)             In the event the assets of the Partnership available for distribution to Partners upon any liquidation, dissolution or winding-up of the affairs of the Partnership, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding Series C Preferred Units and amounts payable on any Parity Securities of the Partnership, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Partnership in proportion to their full respective liquidating distributions (including, if applicable, accrued and unpaid distributions) to which they would otherwise be respectively entitled.

(d)            Following the satisfaction of the liquidation preferences set forth in Section 5(b) and Section 5(c), the Partnership shall continue the distribution of any remaining assets in such liquidation, dissolution or winding up in accordance with the terms of the main part of the Partnership Agreement.

(e)             The Partnership’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Partnership, or the sale of all or substantially all of the Partnership’s property or business will not constitute its liquidation, dissolution or winding up.

6.             Maturity. The Series C Preferred Units shall be perpetual unless redeemed or otherwise cancelled in accordance with this Certificate.

7.             Redemption Rights.

(a)             Partnership’s Right to Redeem at its Option. The Partnership shall have the right, at its option, to redeem the Series C Preferred Units, in whole or in part, at any time, on a Redemption Date determined in accordance with Section 7(c).

(b)            Redemption in Connection with a Fundamental Change. If the Partnership or the Corporation executes and delivers an agreement whose performance would constitute a Fundamental Change, the Partnership shall, to the extent it has funds legally available to do so, be required to redeem the Series C Preferred Units, in whole, on a Redemption Date (determined in accordance with Section 7(c)) occurring on or before the Effective Date of such Fundamental Change, at the Redemption Price. A redemption pursuant to this Section 7(b) will be deemed to occur immediately before the consummation of such Fundamental Change. Notwithstanding anything to the contrary in this Section 7(b), if, after sending a Redemption Notice for a redemption pursuant to this Section 7(b), the Partnership or the Corporation, as applicable, publicly announces that the related Fundamental Change will not occur, then such Redemption Notice will be deemed to be automatically rescinded, without the need for any further action on the part of the Partnership or the Corporation, as applicable, or any other Person. In the case of any such rescission, the Partnership or the Corporation, as applicable, will, as soon as reasonably practicable, send notice of the same to each Holder. In the event of a Fundamental Change at a time when the Partnership is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series C Preferred Units, the Partnership shall use its reasonable best efforts to obtain the requisite consents or approvals to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit the right of a holder of Series C Preferred Units to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Partnership’s failure to comply with its obligations under this Certificate.

(c)             Redemption Notice. In order to exercise its right to redeem the Series C Preferred Units pursuant to Section 7(a) or its requirement to redeem the Series C Preferred Units pursuant to Section 7(b), the Partnership shall send notice (in accordance with Section 17) of such redemption (a “Redemption Notice”) not less than 30 days (and, in the case of a redemption pursuant to Section 7(a), no more than 60 days) prior to the date fixed for redemption (the “Redemption Date”) to the Holders, stating:

(i)	the events causing such Fundamental Change and the anticipated effective date thereof;
(ii)	the Redemption Date;
(iii)	the Redemption Price, including reasonable detail of the calculation thereof; and
(iv)	the place or places where certificates for such shares of Series C Preferred Units are to be surrendered for payment of the Redemption Price or, in the case of Series C Preferred Units held in book-entry form, the applicable procedures with respect thereto.

Any such Redemption Notice provided by the Partnership shall be irrevocable, except as provided in Section 7(b).

(d)            Redemption Price. Subject to Section 4(g), the Redemption Price for any Series C Preferred Unit to be redeemed on a Redemption Date will be a cash amount equal to the Liquidation Preference of such unit.

(e)             Effect of Redemption Notice. If notice of redemption of any Series C Preferred Units has been given and if the funds necessary for such redemption have been irrevocably set aside by the Partnership, separate and apart from its other funds, in trust for the benefit of the holders of the Series C Preferred Units so called for redemption, then, subject to Section 4(g), from and after the Redemption Date (unless default shall be made by the Partnership in providing for the payment of the Redemption Price), distributions will cease to accrue on such Series C Preferred Units, such Series C Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series C Preferred Units will terminate, except the right to receive the Redemption Price. In the event that any Redemption Date shall not be a Business Day, then payment of the Redemption Price need not be made on such Redemption Date but may be made on the next succeeding Business Day with the same force and effect as if made on such redemption date and no interest or other sums shall accrue on the amount so payable for the period from and after such Redemption Date to such next succeeding Business Day. The Partnership shall pay the aggregate Redemption Price to each Holder by wire transfer of immediately available funds.

Upon surrender, in accordance with such notice, of the certificates representing Series C Preferred Units to be so redeemed (or, in the case of shares of Series C Preferred Units held in book-entry form, upon satisfaction of the applicable procedures with respect to redemptions), such Series C Preferred Units shall be redeemed by the Partnership at the Redemption Price.

(f)             No Other Rights of Redemption. The Series C Preferred Units shall not be redeemable by the Partnership or exchangeable by the Holders other than in accordance with this Section 7. For the avoidance of doubt, the Series C Preferred Units shall not be redeemable or exchangeable pursuant to Section 8.05 of the main part of the Partnership Agreement.

(g)            No Sinking Fund Obligations. The Series C Preferred Units shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Series C Preferred Units other than to the extent set forth in this Section 7.

8.             [Reserved]

9.             Voting Rights. Except for the rights expressly conferred by Section 10 herein or, in the case of a notice of meeting of Partners, as required by law, the Holders of the outstanding Series C Preferred Units shall not be entitled to vote on any matter, or receive notice of, or to participate in, any meeting of Partners at which they are not otherwise entitled to vote.

10.          Approval Rights. So long as any Series C Preferred Units remain outstanding, in addition to any other vote or consent of the Corporation’s stockholders required by the Charter or Bylaws or by law or the Partnership’s Partners set forth in this Certificate or otherwise required by the Partnership Agreement or by law, the affirmative vote or consent of the Holders of a majority of the outstanding Series C Preferred Units (solely in their capacity as Partners of the Partnership and not, if applicable, in their capacity as stockholders of the Corporation) shall be required for the Corporation or the Partnership, as applicable, to take or effect, for the Board of Directors (or any committee thereof) or the Corporation (as the General Partner), as applicable, to approve, or for the Corporation or the Partnership, as applicable, to enter into any agreement that is reasonably likely to result in, any of the following:

(a)             any amendment or alteration of the Charter or the Partnership Agreement (including this Certificate) to authorize or create, or increase the authorized amount of, any shares of any specific class or series of capital stock of the Corporation or units of the Partnership ranking senior to or on parity with the Series C Preferred Units with respect to either or both the payment of dividends or distributions, or the distribution of assets on any liquidation, dissolution or winding up of the Corporation or the Partnership, as applicable;

(b)            any amendment, alteration, waiver or repeal of any provision (including by merger, consolidation, division, transfer or conveyance of all or substantially all of its assets or otherwise) of the Charter, Bylaws or any similar organizational documents of the Corporation or any Subsidiary of the Corporation (including the Partnership Agreement and this Certificate), if such amendment, alteration, waiver or repeal would adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Units;

(c)             the issuance by the Corporation or the Partnership of any Parity Securities (including any additional Series C Preferred Units) or Senior Securities, or securities or rights convertible or exchangeable into, or exercisable for, Parity Securities or Senior Securities;

(d)            the issuance of any equity securities of a Subsidiary of the Partnership (or any securities or rights convertible or exchangeable into, or exercisable for, such equity securities) to any third party other than the Partnership or a Wholly-Owned Subsidiary of the Partnership;

(e)             incur, refinance, create or guarantee any Indebtedness, except for the incurrence of Indebtedness that, after giving pro forma effect to such incurrence, results in (i) a Total Net Leverage Ratio less than 9.5x and (ii) a Fixed Charge Coverage Ratio greater than 1.5x;

(f)             effect a Fundamental Change or voluntarily or involuntarily liquidate, dissolve or wind up the Corporation or the Partnership, unless the entirety of the applicable Redemption Price payable in respect of all then issued and outstanding Series C Preferred Units is paid, in cash in immediately available funds, to the holders of such Series C Preferred Units concurrently with the consummation of any such Fundamental Change or voluntary or involuntary liquidation, dissolution or wind up of the Corporation or the Partnership;

(g)            payment of any dividend or distribution in cash, capital stock, interests or other assets of the Corporation or the Partnership on or in respect of, or the repurchase or redemption of, the Parity Securities or Junior Securities of the Corporation or the Partnership, as applicable, except (A) any such repurchase or redemption pursuant to awards granted under employee benefit plans or programs or other compensatory arrangements or employment agreements in effect as of the date hereof (or under successor employee benefit plans or programs or other compensatory arrangements or employment agreements with substantially similar terms with respect to repurchase or redemption), (B) to the extent that a distribution to the Corporation and a payment of dividends using all proceeds of such distribution by the Corporation is necessary to maintain the Corporation’s status as a real estate investment trust under Sections 856 through 860 of the Code, or to avoid the payment by the Corporation (other than any “taxable REIT subsidiary,” as defined in Section 856(l) of the Code) of any federal, state or local income or excise tax (including, but not limited to, Sections 857 and 4981 of the Code) (it being understood that, for purposes of so determining the minimum amount required to maintain REIT status and/or avoid the imposition of tax as described above, the Corporation shall first use net operating losses against its remaining taxable income after the deduction for dividends paid with respect to dividends previously paid for the taxable year), (C) for so long as the Fixed Charge Coverage Ratio is greater than 1.5x, the payment of regular quarterly dividends on the Common Stock in an annual aggregate amount no greater than the cash value of the aggregate dividends paid on the Common Stock in the prior fiscal year, as increased at a rate per annum of 10% for the current fiscal year, (D) any such repurchases or redemptions for no greater than $50,000,000 in the aggregate if, after giving pro forma effect to such repurchases or redemptions, Qualified Cash is at least equal to $20,000,000 and (E) special dividends or distributions on the Common Stock for no greater than $25,000,000 in the aggregate if, after giving pro forma effect to such dividends or distributions, Qualified Cash is at least equal to $20,000,000;

(h)            enter into any transaction (including any joint venture, partnership, or similar agreement involving the sharing of profits or revenues) or series of transactions for the (A) purchase, license, lease or other acquisition of any interest in any Person or any assets constituting a business, unit or division thereof involving the payment by the Corporation or its Subsidiaries (other than a Person qualifying as a Subsidiary solely as a result of clause (b)(ii) of the definition thereof) of gross consideration in excess of $100,000,000 individually or $350,000,000 in the aggregate and that, after giving pro forma effect to such transaction or series of transactions, results in (i) a Total Net Leverage Ratio less than 9.5x and (ii) a Fixed Charge Coverage Ratio greater than 1.5x or (B) sale, license, lease, contribution or other disposition of assets by the Corporation or its Subsidiaries (other than a Person qualifying as a Subsidiary solely as a result of clause (b)(ii) of the definition thereof) for gross consideration (I) in excess of $50,000,000 individually or $150,000,000 in the aggregate and that, after giving pro forma effect to such transaction or series of transactions, results in (i) a Total Net Leverage Ratio less than 9.5x and (ii) a Fixed Charge Coverage Ratio greater than 1.5x or (II) less than the fair market value thereof;

(i)              any voluntary deregistration by the Corporation under the Exchange Act or any voluntary delisting with the New York Stock Exchange in respect of the Common Stock;

(j)              any consummation of a binding share exchange or reclassification involving the Series C Preferred Units, or of a merger or consolidation of the Corporation or the Partnership with another corporation or other entity, unless, in each case, (A) (x) the Series C Preferred Units remain outstanding or, in the case of any such merger or consolidation with respect to which the Partnership is not a surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) such Series C Preferred Units remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series C Preferred Units immediately prior to such consummation; or (B) such exchange, reclassification, merger or consolidation constitutes or would constitute a Fundamental Change as to which the Partnership is required to redeem all outstanding Series C Preferred Units pursuant to Section 7(b);

(k)            any action reasonably expected to cause the Corporation to no longer be taxed as a REIT under the Code; or

(l)              any action that has the intention or effect of subverting the restrictions set forth in this Section 10.

Notwithstanding the foregoing, the consent of the Holders of the Series C Preferred Units shall not be required pursuant to this Section 10 in connection with the issuance or sale of any capital stock of the Corporation, Partnership Units, Indebtedness or debt securities (including convertible notes) by the Corporation or the Partnership or their Subsidiaries if, upon such issuance or sale, the proceeds of such issuance or sale will substantially concurrently be used to redeem all of the then-outstanding Series C Preferred Units for cash in accordance with the terms of this Certificate. Notwithstanding anything herein to the contrary, it is acknowledged and agreed that (i) the Corporation is currently managed by, and will continue to be managed by, the Board of Directors within the meaning of Section 856(a)(1) of the Code, and (ii) the approval rights granted pursuant to this Section 10 shall be construed, in all events, as having been granted to the Holders of a majority of the outstanding Series C Preferred Units solely in their capacity as Partners in the Partnership and not, if applicable, in their capacity as stockholders of the Corporation.

11.          Sufficiency of Legally Available Funds and Partnership Units; Non-Payment Penalty. If on any due date for a required payment on the Series C Preferred Units hereunder, including any redemption, PIK Distribution or Cash Distribution, the Partnership shall not have funds or Partnership Units legally available for distribution to Holders of Series C Preferred Units sufficient to satisfy such payment obligation in full, then the Partnership shall not be relieved of its obligations in respect of such payment and shall make such payment immediately upon the availability of funds or Partnership Units legally available therefor. During the pendency of non-payment of any required amounts in respect of the Series C Preferred Units, including as a result of the failure of the General Partner to authorize and declare such payment for any reason, beginning on and including the last Distribution Payment Date upon which the Partnership paid in full all accrued and unpaid Distributions and continuing through the day upon which the Partnership pays in full all such owed amounts, the applicable Cash Distribution Rate in effect shall be increased by 4.0% per annum, accruing daily and compounding monthly (the “Penalty Rate”). Neither the Partnership nor the Corporation shall execute and deliver any agreement whose performance would constitute a Fundamental Change, unless, at the time of such execution and delivery, the Partnership or Corporation, as applicable, in good faith believes the Partnership (or, in the case of the Partnership, its successor) has or will have sufficient funds legally available to redeem the Series C Preferred Units in accordance with Section 7(b).

12.          Preemptive Rights. Neither the Partnership nor the Corporation shall issue, or consent to or cause to be issued, any (i) additional Series C Preferred Units not contemplated to be sold to Isosceles Investments, LLC pursuant to the Purchase Agreement, or (ii) other Parity Securities or Senior Securities (collectively, “New Equity Preemptive Securities”), without granting to Holders of shares of Series C Preferred Units the option to purchase a pro rata portion of such New Equity Preemptive Securities offered in such transaction (such pro rata portion offered to each Holder of shares of Series C Preferred Units determined by dividing (i) the total Stated Value plus all accrued and unpaid distributions (including Accrued Distributions) on such unit (whether or not authorized or declared) of Series C Preferred Units owned by such Holder immediately prior to such issuance of New Equity Preemptive Securities by (ii) the total Stated Value plus all accrued and unpaid distributions (including Accrued Distributions) on all units (whether or not authorized or declared) of Series C Preferred Units outstanding immediately prior to such issuance of New Equity Preemptive Securities); provided, that each Holder shall have the right to designate any of its Affiliates to purchase such pro rata portion of such New Equity Preemptive Securities offered in such transaction in accordance with the terms of this Section 12 so long as such Affiliate agrees to be bound by the customary obligations of such Holder incident to the ownership of such New Equity Preemptive Securities set forth in agreements such Holder is party to with the Partnership or the Corporation, as applicable.

13.          Transferability. Notwithstanding anything in the main part of the Partnership Agreement to the contrary, the Series C Preferred Units shall not be subject to any restrictions on transferability and the Holders thereof shall be permitted, to the fullest extent permitted by applicable law, to offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of its Series C Preferred Units, or any economic rights therein, whether voluntarily or by operation of law or at judicial sale or otherwise, in each case, without the consent of the Partnership, the General Partner, any Limited Partners or any other Person, by delivering a Transfer Notice substantially in the form attached as Exhibit A hereto to the Partnership. Notwithstanding the foregoing, the Series C Preferred Units shall be subject to the transfer restrictions set forth in Section 6.16 of the Purchase Agreement.

14.          Tax Matters. No guaranteed payments, capital shifts or gross income allocations are intended to be reported by the Partnership or any Holder as a result of the terms of this Certificate. The Partnership and each Holder shall file all tax returns consistent with the foregoing intent, except as required pursuant to a final determination (as defined under Section 1313(a) of the Code); provided, however, that nothing contained herein shall prevent such Holder or the Partnership from settling any proposed deficiency or adjustment by any governmental authority based upon or arising out of the foregoing, and no such person shall be required to litigate before any court any proposed deficiency or adjustment by any governmental authority challenging the foregoing. The provisions of Exhibit C are incorporated herein by reference. The Partnership shall allocate income using the interim closing method as described in U.S. Treasury Regulations Section 1.706-4.

15.          Integration; Interpretation. This Certificate shall be deemed to amend, and be a part of, the Partnership Agreement. In the event of any conflict between the Partnership Agreement and this Certificate, the provisions set forth in this Certificate shall control.

16.          Unit Certificates. Series C Preferred Units shall initially be represented by book entries in the records of the Partnership. At the election of a Holder, such units may be represented by unit certificates substantially in the form set forth as Exhibit B hereto, with such changes or revisions thereto as the Partnership may reasonably deem is appropriate.

17.          Notices. All notices referred to in this Certificate shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon (a) the date of transmission, if sent via e-mail or (b) the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Partnership, to such address listed in the Partnership Agreement, (ii) if to the Corporation, to the principal executive office of the Corporation at its principal office in the United States of America, or to an agent of the Corporation designated in writing as permitted by this Certificate, or (iii) if to any Holder of Series C Preferred Units, to such Holder at the address of such Holder as listed in the record books of the Partnership, or (iv) to such other address as the Partnership, the Corporation or any Holder, as the case may be, shall have designated in writing by notice similarly given. Without limiting the generality of the foregoing, notice to the Partnership, the Corporation or any Holder may be provided by electronic mail to the address theretofore specified by the recipient to the other party, and any such notice provided in such manner will be deemed, as of the time it is sent, to have been duly given in writing to the other party but only if such notice is also sent not later than the following Business Day via next day mail or a similar service to the address specified in the preceding sentence.

18.          Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Units set forth in the Partnership Agreement, including the terms of the Series C Preferred Units set forth in this Certificate, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the Series C Preferred Units set forth in the Partnership Agreement (including the terms of the Series C Preferred Units set forth in this Certificate) which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preference, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Units herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

[Signature Page Follows]

IN WITNESS WHEREOF, Plymouth Industrial REIT, Inc., as General Partner of the Partnership and in its own right and on its own behalf, has caused this Certificate to become effective, and the Partnership Agreement is hereby amended by giving effect to the terms set forth herein.

GENERAL PARTNER:

PLYMOUTH INDUSTRIAL REIT, INC.,
a Maryland corporation

By:        /s/ Jeffrey E. Witherell
Name:   Jeffrey E. Witherell
Title:      Chief Executive Officer

CORPORATION:

PLYMOUTH INDUSTRIAL REIT, INC.,
a Maryland corporation

By:       /s/ Jeffrey E. Witherell
Name:  Jeffrey E. Witherell
Title:     Chief Executive Officer

17[Signature Page to Certificate of Designations]

Exhibit A

FORM OF TRANSFER NOTICE

Plymouth Industrial OP, LP

Subject to the terms of the Certificate, the undersigned Holder of Series C Preferred Units identified below has transferred or assigned (check one):

☐       all of the Series C Preferred Units held by the Holder

☐       __________ Series C Preferred Unit(s)

Identified by Certificate No. __________, and all rights thereunder, to:

Name:
Email:
Address:

SSN / TIN:
Date:
(Legal Name of Holder)

By:       ______________________________
Name:  [__]
Title:    [__]

A-1

Exhibit B

PLYMOUTH INDUSTRIAL OP, LP

SERIES C CUMULATIVE PERPETUAL PREFERRED UNIT
(Stated Value as specified in Certificate of Designations)

Plymouth Industrial OP, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that [__] (the “Holder”), is the registered owner of [__] fully paid and non-assessable Series C Cumulative Perpetual Preferred Units of the Partnership (the “Series C Preferred Units”) having a Stated Value as set forth in the Certificate (as defined below).

The Series C Preferred Units are transferable on the books and records of the Partnership, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. Cumulative distributions on each Series C Preferred Unit shall be payable at the applicable rate provided in the Certificate. The Series C Preferred Units shall be redeemable by the Partnership in the manner and in accordance with, and subject to, the terms set forth in the Certificate.

The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series C Preferred Units represented hereby are and shall in all respects be subject to the provisions of the Partnership’s Amended and Restated Agreement of Limited Partnership, dated as of July 1, 2014 (the “Partnership Agreement”), including and as supplemented by the Certificate establishing the terms of the Series C Preferred Units, as the same may be amended from time to time (the “Certificate”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate. The Partnership will provide a copy of the Partnership Agreement and the Certificate to the Holder without charge upon written request to the Partnership at its principal place of business.

Upon receipt of this executed certificate, the Holder is bound by the Certificate and is entitled to the benefits thereunder.

B-1

IN WITNESS WHEREOF, Plymouth Industrial OP, LP has caused this certificate to be signed in its name and on its behalf by its General Partner.

GENERAL PARTNER:

PLYMOUTH INDUSTRIAL REIT, INC.,

a Maryland corporation

By:       ______________________________
Name:  [__]
Title:    [__]

B-2

Exhibit C

ALLOCATION OF PROFIT AND LOSS

Notwithstanding anything in the main part of the Partnership Agreement to the contrary, so long as any Series C Preferred Unit issued pursuant to the Purchase Agreement remains outstanding (for purposes of this Exhibit C, “Preferred Unit”), Profit and Loss for each fiscal year of the Partnership in which a Preferred Unit is outstanding shall be allocated to each Holder of such Preferred Unit in each fiscal year and in respect of such Preferred Unit as follows:

(a)            After giving effect to the special allocations set forth in Sections 5.01(b) and (c) of the main part of the Partnership Agreement (as amended by this Certificate, if applicable), net Profits (excluding any gross items) shall be allocated to such Holder in respect of such Preferred Unit during such fiscal year in a manner that will cause the Adjusted Capital Account balance of such Holder with respect to such Preferred Unit to be equal, as nearly as possible, to the amount distributable to such Holder if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their fair market value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the fair market value of the asset securing such liability), and the net assets of the Partnership were distributed in accordance with Section 5(b) of this Certificate; provided that, for purposes of the foregoing allocation of Profit, the Liquidation Preference shall be calculated without regard to the Minimum Amount unless any portion of the Minimum Amount is actually distributed to such Holder during such fiscal year in excess of such Holder’s Capital Account balance. Profit shall be thereafter allocated to Partners other than Holders of Preferred Units in accordance with the main part of the Partnership Agreement.

(b)            Loss for any fiscal year shall be first allocated to Partners (other than Holders of Preferred Units) in accordance with Section 5.01(a) of the main part of the Partnership Agreement until such time as the balance of the Adjusted Capital Accounts of such Partners are reduced to zero, and thereafter, allocated to Holders of Preferred Units in proportion to their Adjusted Capital Account balances with respect to their Preferred Units until the balance of the Adjusted Capital Accounts of such Holders is reduced to zero. For purposes of this Exhibit C, “Adjusted Capital Account” means the Capital Account maintained for each Partner, (i) increased by any amounts that such Partner is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Partner. The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith. The foregoing allocations and the allocations pursuant to clause (a) are intended to reflect allocations of Profit and Loss for purposes of Section 704(b) of the Code and the Treasury Regulations thereunder.

(c)            To the extent permissible under applicable law, the Partnership shall allocate items of income, gain, expense, and loss for U.S. federal income tax purposes consistently with the allocations of Profit pursuant to clause (a) and allocations of Loss pursuant to clause (b); provided that, the Partnership shall use the traditional method as described under Treasury Regulation Section 1.704-3(b) with respect to built-in gain in the assets of the Partnership at the time of the purchase of such Preferred Unit.

C-1

(d)            The initial Capital Account balance of a Holder in respect of a Preferred Unit upon issuance of such unit shall be the Stated Value of such Preferred Unit. No items of taxable income or gain are intended to be allocated to such Holder and no taxable or other recognition event (including a guaranteed payment) is intended to be reported for U.S. federal income tax purposes, in each case, in respect of any difference between such Capital Account balance and the purchase price of such Preferred Unit as determined pursuant to Section 6.11 of the Purchase Agreement. Such Holder is not intended to have a share of Code Section 704(c) gain or loss in any asset as a result of such difference. The Partnership shall not take any tax position inconsistent with the foregoing intent, except as required by a final determination as described in Section 1313(a) of the Code (or similar provision of state and local law).

(e)            “Nonrecourse deductions” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated consistently with allocations of other significant partnership items attributable to the applicable property, as determined by the General Partner in its good faith discretion. A Partner’s “interest in partnership profits” for purposes of determining its share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be determined in accordance with the economic arrangements of the Partners, as determined by the General Partner in its good faith discretion.

(f)             The Partnership shall take all applicable state and local tax position consistent with the foregoing.

(g)            The Partnership shall not settle any material tax audit of the Partnership or any subsidiary thereof without good faith consultation and consent of the Holders of a majority of the outstanding the Preferred Units (not to be unreasonably withheld, conditioned, or delayed); provided that the Partnership may do so if the yield in respect of the Preferred Units or any other rights of the Holders of such Preferred Units is not adversely impacted as a result thereof.

For the avoidance of doubt, if no Preferred Unit is outstanding during a fiscal year, then the allocation of Profit and Loss for such fiscal year shall be made in accordance with the main part of the Partnership Agreement. For purposes of this Exhibit, “Partners” shall have the meaning given in the main part of the Partnership Agreement and shall include the Holders.

C-2